Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 1, 2013

Board of Directors

DuPont Fabros Technology, Inc.

1212 New York Avenue, NW

Suite 900

Washington, DC 20005

DuPont Fabros Technology, L.P.

c/o DuPont Fabros Technology, Inc.

1212 New York Avenue, NW

Suite 900

Washington, DC 20005

Ladies and Gentlemen:

We are acting as counsel to DuPont Fabros Technology, L.P., a Maryland limited partnership (the “Operating Partnership”), and DuPont Fabros Technology, Inc. a Maryland corporation (“DFT”), the sole general partner of the Operating Partnership, and each of the subsidiary guarantors identified on Exhibit A attached hereto (each a “Subsidiary Guarantor” and collectively with DFT, the “Guarantors”) in connection with their registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and relating to the proposed public offering of up to $600,000,000 in aggregate principal amount of the Operating Partnership’s 5.875% Senior Notes due 2021 (the “Exchange Notes”) in exchange for up to $600,000,000 in aggregate principal amount of the Operating Partnership’s 5.875% Senior Notes due 2021 outstanding as of the date hereof (the “Original Notes”), and of the guarantees of the Exchange Notes (the “Guarantees”) to be issued by the Guarantors. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated as of September 24, 2013 (the “Indenture”), by and among the Operating Partnership, the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb

DuPont Fabros Technology, Inc. DuPont Fabros Technology, L.P.	- 2 -	November 1, 2013

signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligations of the Operating Partnership and the Guarantors under the Indenture and the Exchange Notes may depend upon such matters, we have assumed for purposes of the opinions expressed below that: (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, and the Trustee has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the Operating Partnership and each of the Guarantors, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing under the laws of its jurisdiction of organization, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties, that would, in either case, define, supplement or qualify the terms of the Indenture.

This opinion letter is based as to matters of law solely on the applicable provisions of (i) the laws of the State of New York, (ii) the Maryland General Corporation Law, as amended, and (iii) the Limited Partnership Act of the State of Maryland, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)(i) following the effectiveness of the Registration Statement and receipt by the Operating Partnership of the Original Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of DFT and in accordance with the terms of the Indenture, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes pursuant to the terms of the Indenture, the Exchange Notes will constitute valid and binding obligations of the Operating Partnership; and

(b)(i) following the effectiveness of the Registration Statement and receipt by the Operating Partnership of the Original Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of DFT and in accordance with the terms of the Indenture, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes pursuant to the terms of the Indenture, the Guarantee of each Guarantor will constitute a valid and binding obligation of such Guarantor.

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy,

DuPont Fabros Technology, Inc. DuPont Fabros Technology, L.P.	- 3 -	November 1, 2013

insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

EXHIBIT A

Subsidiary Guarantors

Grizzly Equity LLC

Grizzly Ventures LLC

Lemur Properties LLC

Porpoise Ventures LLC

Rhino Equity LLC

Tarantula Interests LLC

Tarantula Ventures LLC

Whale Holdings LLC

Whale Interests LLC

Whale Ventures LLC

Yak Management LLC

Yak Interests LLC

Xeres Management LLC

Xeres Interests LLC

Xeres Ventures LLC

Fox Properties LLC